Exhibit 10.3

Ideaya biosciences, Inc.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of April 6, 2020, by and between Ideaya biosciences, Inc., a Delaware corporation having its principal place of business at 7000 Shoreline Court, Suite 350, South San Francisco CA 94080 (the “Company”), and HAmbleton Consulting, llc, a limited liability company with an address at [PRIVATE ADDRESS] (the “Consultant”), to be effective as of May 1, 2020 (the “Effective Date”). The Company and the Consultant may be referred to herein individually as “Party,” or collectively, as “Parties.”

Recitals

Whereas, the Company and the Consultant have entered into a Transition and Separation Agreement as of even date herewith (the “Transition and Separation Agreement”); and

Whereas, the Company desires to retain Consultant to provide certain transition services described below, and the Company and Consultant desire to enter into this Agreement.

Now Therefore, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

Agreement

1.Consulting Services.  During the Term (as defined below), the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth herein. As consultant, Consultant agrees to devote best efforts to provide to Company services relating to research, development, and commercialization of therapeutics and diagnostics in oncology, namely the research, development and commercialization of therapeutic assets and diagnostics using precision medicine approaches, including based on direct targeting of oncogenic pathways and synthetic lethality (the “Field”) upon the Company’s request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Consultant hereunder will primarily involve responsibilities and activities as described in Exhibit A attached hereto (the “Services”). The specific nature and amount of the Services to be performed within the Field shall be as determined by the Company during the Term.  Consultant shall only devote such time as is described in Exhibit A attached hereto to perform Services and shall render the Services at such times as may be mutually agreed upon by Consultant and the Company.  Consultant shall perform the Services at any Company location or at other places, upon mutual agreement of the parties hereto.  Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise.  Consultant may use the assistance of other individuals only with the prior written consent of the Company.

US-DOCS\109946120.4

2.Compensation.  Exhibit A attached hereto sets forth the amount and timing of payment for Services and reimbursable expenses.  The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by the Company and approved in advance by the Company.  Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

3.Independent Contractor.  The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

4.Recognition of Company’s Rights; Nondisclosure.  Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:

4.1.At all times during the term of Consultant’s association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.  It is understood that the Proprietary Information will remain the sole property of the Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 4 and 11 of this Agreement.

4.2.The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, materials, electronic components, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, expenses, prices, costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

4.3.In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

5.Intellectual Property Rights.

5.1.Consultant shall promptly and fully disclose to the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the Consultant conceives, reduces to practice or develops during the Term, alone or in conjunction with others, during or as a result of performing the Services for the Company under this Agreement (collectively, the “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Inventions, including all patent rights, copyrights, trade secrets and trademark rights therein, shall be the sole and exclusive property of the Company.

5.2.Consultant hereby assigns to the Company her entire right, title and interest in and to all Inventions and intellectual property rights therein. Consultant hereby designates the Company as her agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from the Consultant to the Company.  Consultant will perform other activities necessary to effect the intent of this Section 5.2.

5.3.Consultant further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

5.4.Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.Noncompetition and Nonsolicitation of Employees.

6.1.During the Term (as defined below), Consultant will not, without the prior consent of the Company’s Board of Directors, engage in any commercial business activity that competes in any way with active therapeutic research or development programs of the Company, including programs targeting PKC, MAT2A, Pol theta, PARG, WRN or ADAR1, except that Consultant may continue the affiliations set forth in Exhibit B.

6.2.During the Term and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate her or her employment with the Company.

6.3.If any restriction set forth in Sections 6.1 and 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.No Conflicting Obligation.

7.1.Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.

7.2.Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.

8.No Improper Use of Materials.  Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the Term.

9.Term and Termination.

9.1.This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and continue until June 30, 2020 (the “Initial Term”), provided that the Initial Term may be renewed for additional one-month periods upon mutual agreement of the Parties (any such renewal terms, together with the Initial Term, the “Term”).

9.2.The Company may terminate the Agreement at any time by giving no less than fifteen (15) days prior written notice to Consultant.  After the Initial Term, Consultant or the Company may terminate the Agreement at any time by giving no less than fifteen (15) days prior written notice to the other Party.

9.3.The obligations set forth in Articles 4, 5, 6 and 9 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

10.Assignment.  The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means.  Any assignment not in accordance with this Section 10 shall be void.

11.Legal and Equitable Remedies.  Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.Compliance with Applicable Laws and Obligations.  Consultant will perform the Services in compliance with all applicable laws.

13.Limitation on Liability; Indemnification.

13.1.Except for a breach of the provisions of Sections 5 and 6 hereinabove, (i) neither party shall be liable to the other party for any incidental, indirect, special or consequential damages (however arising), including, but not limited to, loss of profit, loss of use, loss of revenues or damages to business or reputation, arising out of the performance or non-performance of any provision of this Agreement, unless caused by such Party’s gross negligence or willful misconduct, and (ii) Consultant’s liability arising out of this Agreement, and the provision of Services hereunder, shall not exceed the amount of fees actually received by Consultant from the Company.

13.2.With regard to the Services performed by Consultant pursuant to the terms of this Agreement, Consultant shall not be liable to the Company or to anyone who may claim any right due to her relationship with the Company, for any acts or omissions in the performance of said Services on the part of Consultant, except to the extent said liability is caused by Consultant’s breach of this Agreement, gross negligence or willful misconduct. The Company shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from any third party claim brought against Consultant directly as a result of the Services rendered to the Company pursuant to the terms of this Agreement, except to the extent the same shall arise due to Consultant’s breach of this Agreement, negligence or willful misconduct. The Company’s agreement to hold Consultant free and harmless is conditioned upon Consultant: (a) providing prompt written notice to the Company of any claim or action arising out of the indemnified activities, and in no event more than fifteen (15) days after Consultant first has knowledge of such claim or action; (b) permitting the Company, in the Company’s sole discretion, to assume full control, responsibility and authority to investigate, prepare for, and defend against any such claim or action; (c) assisting the Company at the Company’s request and reasonable expense, in the investigation of, preparation for and defense of any such claim or action, and (d) refraining from making any admission or settling such claim without the Company’s prior written consent (not to be unreasonably withheld). If the Company assumes the defense of a third-party claim, the Company will not be subject to any liability for any settlement of such claim made by any Consultant without the Company consent.

14.Governing Law; Severability.  This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

15.Complete Understanding; Modification.  This Agreement, the Exhibits mentioned herein and the Transition and Separation Agreement, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

16.Notices.  Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

17.Counterparts.  This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first set forth above.

Company:		Consultant:
ideaya biosciences, Inc.		HAMBLETON CONSULTING, LLC

By:	/s/ Jason S. Throne	By:	/s/ Julie Hambleton, M.D.
Name:	Jason S. Throne	Name:	Julie Hambleton, M.D.
Title:	VP, General Counsel	Title:
Address:	7000 Shoreline Court, Suite 350, South San Francisco CA 94080	Address:	[PRIVATE ADDRESS]
Date:	4/6/2020	Date:	4/6/2020

Exhibit A

Services and Compensation

Services:  Consultant will provide advice and guidance in the area of clinical development, clinical operations, diagnostics, biometrics, pharmacovigilence, regulatory, strategic and competitive analyses.  Consultant will be available by phone or in person upon reasonable notice to give guidance.

Time to be devoted:  Consultant shall provide up to 15 hours of Services per week during May 2020 and up to 10 hours of Services per week during June 2020.

Consideration:

The Company shall pay Consultant a monthly fee of $7,500 for Services rendered in May 2020 and $5,000 for Services rendered in June 2020, payable in arrears, the first half of each such fee payable at the midpoint in the month and the second half of each such fee payable at the end of the month.  If the Agreement is extended beyond the Initial Term, the Company shall pay Consultant an hourly fee of $500 per hour of Services rendered payable monthly in arrears.

EXHIBIT B

AFFILIATIONS